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                                                                    EXHIBIT 23.7


CONSENT OF J.P. MORGAN SECURITIES INC.


We consent to the use in this registration statement of WCB Holding Co. on form S-4 our fairness opinion dated July 30, 2000 appearing in the joint proxy statement/prospectus which is part of this registration statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.




/s/ J.P. Morgan Securities Inc.
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J.P. Morgan Securities Inc.
August 24, 2000